Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2024, relating to the financial statements of KALA BIO, Inc. (formerly Kala Pharmaceuticals, Inc.), appearing in the Annual Report on Form 10-K of KALA BIO, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 3, 2025